Exhibit 99.3

bebe stores, inc.
400 Valley Drive

Brisbane, CA 94005

             August 27, 2015

B. Riley & Co., LLC

11100 Santa Monica Blvd., Suite 800 Los
Angeles, CA 90025

Dear Ladies/Gentlemen:

1.          In connection with the consideration of a possible negotiated transaction between bebe stores, inc. (the “Company”) and B. Riley & Co. (the “Counterparty”), the Company is prepared to make available to the Counterparty certain information, including information concerning the Company. As a condition to, and in consideration of, such information being furnished to the Counterparty and its Representatives (as defined below), the Counterparty agrees to treat such information (whether prepared by the Company, its Representatives or otherwise and irrespective of the form of communication) which is furnished to the Counterparty or its Representatives before or after the date hereof by or on behalf of the Company (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement (the “Agreement”) and to take or abstain from taking certain other actions as hereinafter set forth. For purposes of this Agreement, references to “Representatives” in respect of the Counterparty shall only include the Counterparty’s affiliates, directors, senior officers, accountants, investment bankers, financial advisors and counsel provided that only such persons who receive Evaluation Material from or on behalf of the Counterparty will receive it for the sole purpose of evaluating a transaction. “Representatives” in respect of the Company shall mean its officers, directors, employees, counsel, investment bankers, consultants and other representatives.

2.          The term “Evaluation Material” also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by the Counterparty or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to the Counterparty or its Representatives pursuant hereto. The Counterparty acknowledges and agrees that the Company shall remain the exclusive owner of the Evaluation Material and all patent, copyright, trade secret, trademark, domain name, and all other intellectual property rights therein. No license or conveyance of such rights is granted to the Counterparty or its Representatives or is implied under this Agreement. The term “Evaluation Material” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Counterparty or its Representatives, (ii) was within the Counterparty’s possession prior to it being furnished to the Counterparty by or on behalf of the Company pursuant hereto, provided that the source of such information was not known by the Counterparty to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (iii) becomes available to the Counterparty on a non-confidential basis from a source other than the Company or any of its Representatives, provided that to the knowledge of the Counterparty such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information or (iv) is independently developed by the Counterparty without use or benefit of or reference to the Evaluation Material.

3.          The Counterparty hereby agrees that it and its Representatives shall (i) use the Evaluation Material of the Company solely for the purpose of evaluating, negotiating or documenting a possible negotiated transaction between the parties (a “Transaction”), (ii) keep the Evaluation Material confidential and (iii) not disclose any of the Evaluation Material in any manner whatsoever, except as may be required by law or court order or disclosures that may be required under stock exchange rules or required or requested by governmental entities subject to the provisions set forth below; provided, however, that (x) the Counterparty may make any disclosure of such information to which the Company gives its prior written consent and (y) the Counterparty may disclose any of such information to its Representatives who need to know such information for the sole purpose of evaluating, negotiating or documenting a Transaction, provided such Representatives agree to comply with, and be bound by, the terms of this Agreement. For the avoidance of doubt, without the prior written consent of the Company, no person who is (i) a potential source of equity capital or equity financing, or (ii) a potential source of debt financing, shall be considered the Counterparty’s Representative for any purpose hereunder. The Counterparty further agrees that neither the Counterparty, its affiliates, nor any Representatives of the Counterparty or its affiliates will, without the prior written consent of the Company, directly or indirectly, enter into any agreement, arrangement or understanding with any other person that requires such person to provide the Counterparty or its affiliates with financing or other potential sources of capital on an exclusive basis in connection with a possible transaction involving the Company or any of its affiliates. The term “person” as used in this Agreement shall be broadly interpreted to include, without limitation, the media and any corporation, company, limited liability company, trust, group, partnership, other entity or individual. The term “affiliate” as used in this Agreement (1) with respect to the Counterparty, shall mean a person that is directly or indirectly controlled (as such term is defined under the 1934 Act) by the Counterparty and (2) with respect to any other person, shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “1934 Act”). The Counterparty shall be responsible for the breach of this Agreement by its Representatives (including those who subsequent to the first date of disclosure of Evaluation Material cease to be a Representative), and the Counterparty agrees, at its sole expense, to take commercially reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

4.          The Counterparty hereby acknowledges that it (i) is aware, and that it will advise such Representatives who are informed as to the matters which are the subject of this Agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and (ii) is familiar with, and will comply with, its obligations under the 1934 Act and the rules and regulations promulgated thereunder.

5.          In addition, each party agrees that, except as required by law, stock exchange rules or governmental entity, without the prior written consent of the other party, it and its Representatives will not disclose to any other person the fact that the Evaluation Material has been made available to the Counterparty or its Representatives, that discussions or negotiations are taking place concerning a possible negotiated Transaction between the parties or any of the terms, conditions or other facts with respect thereto (including the timing or status thereof). Without limiting the generality of the foregoing, the Counterparty agrees that, without the prior written consent of the Company, or as otherwise specifically provided in this Agreement, it will not, directly or indirectly, enter into any agreement, arrangement or understanding concerning a possible negotiated Transaction, or any discussions which might lead to such an agreement, arrangement or understanding concerning a possible negotiated Transaction, with any person other than its Representatives including, without limitation, any other person that might participate with the Counterparty in a possible negotiated Transaction.

6.          In the event that the Counterparty or any of its Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process or by applicable statute, rule or regulation or by governmental regulatory authorities) to disclose any of the Evaluation Material, the Counterparty shall, to the extent legally permissible, provide the Company with prompt written notice of any such request or requirement and a copy of such request so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy, the Counterparty or any of its Representatives are nonetheless, based on advice of counsel, legally compelled to disclose Evaluation Material, the Counterparty or its Representatives may, without liability hereunder, disclose only that portion of the Evaluation Material which the Counterparty certifies in writing to the Company that such counsel advises the Counterparty is legally required to be disclosed, provided that, upon request by the Company, the Counterparty, at the Company’s expense, exercises the Counterparty’s commercially reasonable efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material.

7.          At any time upon the request of the Company for any reason or upon the Counterparty’s decision not to proceed with a Transaction, the Counterparty will promptly deliver to the Company or destroy all Evaluation Material (and all copies thereof, except that the Counterparty will not be required to delete Evaluation Materials from back up drives or archival electronic storage) furnished to it or its Representatives by or on behalf of the Company pursuant hereto. In the event of such a decision or request, all other Evaluation Material prepared by the Counterparty or its Representatives shall be destroyed and no copy thereof shall be retained, unless the Counterparty certifies in writing to the Company that the Counterparty’s counsel has advised that such destruction is prohibited by law. Any destruction of Evaluation Material pursuant to this paragraph shall be certified in writing to the Company by an authorized officer supervising such destruction. Notwithstanding the foregoing, Counterparty (x) shall not be obligated to delete copies of emails or instant messages located on back-up tapes and similar storage mediums containing Evaluation Material, (y) may retain copies of Evaluation Material (i) to the extent required by the laws, rules and regulations of any governmental agency or self-regulatory organization to which the Counterparty (or its affiliates) are subject, including without limitation, FINRA and the Securities and Exchange Commission, and/or (ii) in accordance with Counterparty’s established internal compliance or document retention policies, and (z) may keep notes of what Evaluation Material was provided for the sole purpose of any dispute that may arise under this Agreement; provided, however, that any Evaluation Material retained and/or disclosed shall be subject to the terms and conditions of this Agreement.

8.          The Counterparty understands and acknowledges that neither the Company nor any of its Representatives (including without limitation any of its directors, officers, employees, agents, members, shareholders or affiliates or “controlling persons” within the meaning of Section 20 of the 1934 Act) makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. The Counterparty agrees that neither the Company nor any of its Representatives (including without limitation any of its directors, officers, employees, agents, members, shareholders or affiliates or “controlling persons” within the meaning of Section 20 of the 1934 Act) shall have any liability to the Counterparty or to any of its Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. The Counterparty also agrees that neither it nor any of its Representatives (including without limitation any of its directors, officers, employees, agents or shareholders) is entitled to rely on the accuracy or completeness of the Evaluation Material or any other information which the Company or any of its Representatives furnishes to the Counterparty or any of its Representatives. Only those representations or warranties which are made in a final definitive agreement regarding any Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

9.          The Counterparty agrees that, for the period beginning on the date of this Agreement and ending at the close of business on the date that is one year from the date hereof, unless the Counterparty shall have been specifically invited by the board of directors (or an independent committee thereof) or the chief executive officer of the Company, neither the Counterparty nor any of its affiliates or Representatives acting on behalf of the Counterparty will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in (i) any acquisition of any securities (or beneficial ownership thereof) or assets (other than non-material assets) of the Company; (ii) any tender or exchange offer, merger, consolidation or other business combination involving the Company or any of the assets of the Company constituting a significant portion of the consolidated assets of the Company; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any material portion of the Company’s business; or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; (b) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to the securities of the Company or otherwise act in concert with any person in respect of any of the Company’s securities; (c) otherwise act, alone or in concert with others, to seek representation on the board of directors of the Company or to control or influence the management, board of directors (or any committee thereof) or policies of the Company or propose any matter for submission to a vote of shareholders of the Company; (d) take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing or advise, assist, encourage, finance or seek to persuade others to take any action with respect to the foregoing. The Counterparty also agrees during such period not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence).

10.       In consideration of the Evaluation Material being furnished hereunder, the Counterparty agrees that, for a period that is the earlier of (a) one year from the date hereof and (b) the completion of a Transaction by the Company, neither the Counterparty nor any of its affiliates or any of its Representatives acting on behalf of the Counterparty will, directly or indirectly, solicit (i) the Chief Executive Officer or any employee who directly reports to the Chief Executive Officer or (ii) any of the executives of the Company or any of its subsidiaries with whom the Counterparty or its Representatives first came into contact with in connection with the Counterparty’s consideration of a Transaction so long as they are employed by the Company or any of its subsidiaries, without obtaining the prior written consent of the Company (it being understood that any newspaper or other public solicitation not directed specifically to such person shall not be deemed to be a solicitation for purposes of this provision).

11.       Each party understands and agrees that no contract or agreement providing for any Transaction shall be deemed to exist between the parties unless and until a final definitive agreement has been executed and delivered. Each party also agrees that unless and until a final definitive agreement regarding a Transaction has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever to enter into or consummate a Transaction by virtue of this Agreement except for the matters specifically agreed to herein. The parties further acknowledge and agree that until such definitive documents are entered into the Company reserves the right, in its sole discretion, to reject any and all proposals made by the Counterparty or any of the Counterparty’s Representatives with regard to a Transaction, and to terminate discussions and negotiations with the Counterparty at any time. The Counterparty further understands that the Company and its Representatives shall be free to conduct any process for any transaction involving the Company, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to the Counterparty or any other person) and that any procedures relating to such process or transaction may be changed at any time without notice to the Counterparty or any other person.

12.       The provisions of this Agreement cannot be amended or waived except with the written consent of each of the parties hereto. It is understood and agreed that no failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

13.       It is further understood and agreed that money damages may not be a sufficient remedy for any breach or threatened breach of this Agreement by a party or any of its Representatives and that a party shall be entitled to seek equitable relief, including injunctive relief, to prevent breaches and threatened breaches of the provisions of this Agreement by the other party or any of its Representatives, without the necessity of proving actual damages for any such breach or threatened breach. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of this Agreement but shall be in addition to all other remedies available by law or equity. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that a party or any of its Representatives have breached this Agreement, then such party shall be liable and pay to the other party the reasonable legal fees and costs incurred by the other party in connection with such litigation, including any appeal therefrom.

14.       If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Additionally, any such term, provision, covenant or restriction that is so held to be invalid, void or unenforceable shall be deemed deleted from this Agreement to the minimum extent necessary and replaced by a term, provision, covenant or restriction that is valid and enforceable and that as closely as practicable expresses the intention of such invalid, void or unenforceable term, provision, covenant or restriction.

15.       Except as specified elsewhere herein, the terms of this Agreement will remain in force until the date that is two years from the date hereof.

16.       This Agreement shall not be assigned by any party, by operation of law or otherwise, without the prior written consent of the other party hereto.

17.       This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement and shall become a binding agreement when a counterpart has been signed by each party and delivered to the other party, thereby constituting the entire agreement among the parties pertaining to the subject matter hereof. This Agreement supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties in connection herewith. No covenant or condition or representation not expressed in this Agreement shall affect or be effective to interpret, change or restrict this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action, suit or other proceeding involving this Agreement. This Agreement may not be changed or terminated orally, nor shall any change, termination or attempted waiver of any of the provisions of this Agreement be binding on any party unless in writing signed by the Counterparty and the Company. No modification, waiver, termination, rescission, discharge or cancellation of this Agreement and no waiver of any provision of or default under this Agreement shall affect the right of any party thereafter to enforce any other provision or to exercise any right or remedy in the event of any other default, whether or not similar.

18.       This Agreement shall be binding upon, enforceable by and inure to the benefit of the parties hereto and their respective successors and assigns.

19.       This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts entered into and to be performed wholly within the State of California by residents (without giving effect to any choice or conflict of law provision). The parties agree that any suit for the enforcement of, or based on any right, obligation, liability or other matter arising out of or in connection with, this Agreement may be brought in the courts of the state of California or any federal court sitting therein, and each party consents to the exclusive jurisdiction of such courts and service of process in any such suit being made upon bebe stores, inc., 400 Valley Drive, Brisbane, California 94005, attention: General Counsel, with a copy to Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, attention: Tad J. Freese, in the case of the Company, or upon B. Riley & Co., LLC, 11100 Santa Monica Blvd., Suite 800, Los Angeles, CA 90025 in the case of the Counterparty. Each party hereby agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or request for leave from any such court and waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient venue, court or jurisdiction. Each party further (i) agrees that it will not bring any action, suit, proceeding or claim relating to this Agreement in any court other than the courts of the state of California or any federal court sitting therein and (ii) to the maximum extent permitted by applicable law, waives any right to trial by jury with respect to any suit related to or arising out of this Agreement.

Please confirm the Counterparty’s agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this Agreement shall become a binding agreement between the Counterparty and the Company.

Very truly yours,

bebe stores, inc.

By:	/s/ Jim Wiggett
Name: Jim Wiggett
Title: CEO

Accepted and agreed as of
the date first written above:

B. Riley & Co., LLC

By:	/s/ Steven Reiner
Name: Steven Reiner
Title: Managing Director

March 15, 2017

Via Electronic Delivery

bebe stores, inc.

400 Valley Drive

Brisbane, CA 94005

Re: Extension of B. Riley & bebe NDA

Ladies and Gentlemen:

Reference is made to that certain confidentiality agreement, dated on or about August 27 2015 (the “Agreement”), by and between bebe stores, inc. (the “Company”) and B Riley & Co., LLC (“B Riley” or “we”) (attached as Exhibit A hereto, the (Confidentiality Agreement”). Capitalized terms used but not otherwise defined herein have the respective meanings ascribed to them in the Agreement.

The parties wish to enter into a second confidentiality agreement. For that purpose, we hereby agree for the benefit of the Company that the date of the B. Riley Confidentiality Agreement shall be deemed amended such that “August 27, 2015” shall be deemed replaced with “March 15, 2017” and that, as so amended, the parties shall be deemed to have entered into a second B Riley Confidential Agreement as of March 15, 2017.

Very truly yours,

B Riley & Co. LLC

By:	/s/ Bryant Riley
Name: Bryant Riley
Title: Chairman

By:	/s/ Gary Bosch
Name: Gary Bosch
Title: General Counsel